Free Writing Prospectus Dated March 7, 2012 Registration Statement No. 333-178081 Filed Pursuant to Rule 433

Europe Target Equity (Price Return)

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Morgan Stanley Target Equity Index
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The Europe Target Equity (PR) Index seeks to identify undervalued stocks with strong potential. It selects stocks using a quantitative, rules-based screening process developed by Morgan Stanley. The selection methodology uses some of the metrics used by private equity investors and corporate buyers. The Index aims to identify companies with favorable cash flow, strong balance sheets and assets undervalued by the market. The index is independently calculated and maintained by Standard & Poor's (S & P) on a stock price return basis and is rebalanced quarterly.

S & P began calculating the Europe Target Equity (PR) on July 1, 2007. Historical
index performance prior to July 2007 is simulated based on historical data.
Simulated historical Index performance is hypothetical and presented for illustrative purposes. Past performance (actual or simulated) is not indicative of future results.

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Absolute returns
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Source: Morgan Stanley as of February 29, 2012; Price Return = (PR)

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Annual returns
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                              02     03    04    05    06    07     08     09     10     11    12*
Annual return
Europe Target Equity (PR) -15.6%  27.0% 20.7% 28.0% 26.0%  3.2% -43.5% 57.9%   6.9%  -12.2% 12.4%
MSCI Europe (PR)          -32.3%  12.7%  9.2% 21.9% 16.9%  0.4% -45.9% 27.8%   8.2%  -11.0%  7.6%
Annual excess return vs benchmark
Europe Target Equity (PR)  16.7%  14.3% 11.5%  6.1%  9.1%  2.8%  2.4%  30.1%  -1.3%   -1.2%  4.8%
Volatility **
Europe Target Equity (PR)  24.4%  18.8% 10.6% 10.7% 14.1% 18.0% 42.4%  33.5%  17.0%  25.1%  10.4%
MSCI Europe (PR)           28.0%  21.9% 12.2%  9.7% 13.1% 15.7% 36.5%  25.4%  19.4%  22.8%  13.0%
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Source: Morgan Stanley; * data as of February 29, 2012; **Standard deviation of daily returns, annualized Returns prior to the Index launch, from April 4, 2001 through June 30, 2007, are simulated based on historical data. Returns from
July 1, 2007 through February 29, 2012 reflect actual results.
The various performance-related comparisons between Europe Target Equity (PR)
and MSCI Europe (PR) are for informational purposes only. There is no guarantee that the Europe Target Equity (PR) Index will have positive performance or will outperform the MSCI Europe (PR). No one can guarantee short-term or long-term performance. The stock selection for the Europe Target Equity (PR) Index could select stocks that underperform the benchmark index, possibly significantly.

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Index facts
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Index Sponsor       Morgan Stanley   Index Inception Date     July 1, 2007
Calculation Agent            S & P   Rebalancing frequency       Quarterly
Currency                       EUR   Number of constitutents            50
Index type            Price return   Weighting                       Equal

       Please refer to important information at the end of this material
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Europe Target Equity (Price Return)

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Volatility - rolling 12 month Sector allocations (at date of last rebalance*)
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Source: Morgan Stanley; * January 5, 2012
Returns prior to the Index launch, from April 4, 2001 through June 30, 2007, are simulated based on historical data.
Returns from July 1, 2007 through February 29, 2012 reflect actual results.

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Important information
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Morgan Stanley has filed a registration statement (including a prospectus), and will file a pricing supplement, with the SEC for any offering to which this communication relates. Before you invest in any offering, you should read the prospectus in that registration statement, the applicable pricing supplement and other documents Morgan Stanley has filed with the SEC for more complete
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1-800-584-6837.

This material was prepared by sales, trading or other non-research personnel of
Morgan Stanley & Co. LLC (together with its affiliates, hereinafter "Morgan
Stanley"). This material was not produced by a Morgan Stanley research analyst.
Unless otherwise indicated, these views may differ from those of the Morgan
Stanley fixed income or equity research department or others in the firm.

The Target Equity principles and methodology described herein may not work in every circumstance or with respect to the financial information of every company. The measures and factors considered in the Target Equity analysis are not necessarily correlated with financial or market performance of the constituent companies and may fail to highlight negative information or data that could adversely affect the Target Equity Index performance or an investment related to Target Equity. In addition, the Target Equity principles are subject to change and may not always achieve their intended results.

Performance data for the index prior to the Index Inception Date has been calculated retrospectively, based on simulated historical performance.
Retrospective index calculation based on simulated performance is purely hypothetical and may not be an accurate or meaningful comparison. Past performance (actual or simulated) is not necessarily indicative of future results. No representation or warranty is made that any returns indicated will be achieved.

Investments and services are offered through Morgan Stanley & Co. LLC, member
SIPC.

Copyright [C] by Morgan Stanley 2012, all rights reserved.
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